Exhibit 21

SUBSIDIARIES

1.	Wholly owned subsidiary of First Mariner Bancorp
First Mariner Bank
Mariner Capital Trust
Mariner Trust II
Finance Maryland, LLC

2.	Wholly owned subsidiary of First Mariner Bancorp
First Mariner Mortgage Corporation
Compass Properties, Inc.
First Mariner Financial Services, Inc.
FMB Holdings, Inc